Exhibit 99.1

Thank you and welcome everyone to CNL Lifestyle Properties, Inc.’s 2009 first quarter conference call. With me this afternoon is Byron Carlock, CEO and President.

Forward Looking Statements

Before we begin, I need to read the following statement. Statements or comments made on this conference call may be forward-looking statements. Forward-looking statements may include but are not necessarily limited to financial projections or other statements of the company’s plans, objectives, expectations or intentions. These matters involve certain risks and uncertainties. The company’s actual results may differ significantly from those projected or suggested due to variety of factors which are discussed in detail in the company’s SEC filings and on our web site.

Script

Thank you for giving us the opportunity to update you on our first quarter financials, I’m Byron Carlock, the CEO and President of CNL Lifestyle Properties, Inc and we appreciate everything that you do to help us continue to grow our portfolio of properties.

We are pleased to report that our total assets as of March 31, 2009 were $2.53 billion while our leverage was only 25.2 percent, not including debt at our unconsolidated entities.

We paid distributions for the 1st quarter of $34.9 million and had total MFFO (Modified Funds from Operation) of $37.9 million during the same period. Our MFFO payout ratio is 92 percent (this excludes the special distribution). Modified FFO excludes acquisition fees and costs of approximately $7.5 million, which were required to be expensed effective January 1, 2009 in connection with the adoption of FAS 141R. We believe that our generally conservative management approach will help maintain our distribution payments.

On January 27, 2009, we increased our distribution rate from $0.05125 to $0.0521 per share effective April 1, 2009. On an annualized basis the increased rate, would represent a 6.25% return if paid for twelve months based on the current $10.00 per share offering price of our common stock.

As of March 31, 2009, the weighted-average base rent rate for our portfolio of leased properties was 9.0 percent. This rate is based on the annualized straight-lined base rent due under our leases and the weighted average value of our real estate investment properties subject to operating leases. The weighted average lease rate of our portfolio will fluctuate based on our asset mix and timing of property acquisitions. Approximately 89.6 percent of our portfolio is net leased to 3rd parties.

As of March 31, 2009, we had over $194 million in cash and cash equivalents on hand. When and where capital is available, we anticipate that our cost of borrowing will likely increase over historical rates. We continue to maintain a low leverage ratio with a long-term target of 50 percent debt to total assets. We have no near-term debt maturities, with the first significant maturity occurring in the middle of 2010.

As of May 15, 2009, we had a portfolio of 116 lifestyle properties in the following asset classes: ski and mountain lifestyle, golf, attractions and additional lifestyle properties. Ten of these 116 properties are owned through unconsolidated ventures and three are located in Canada. Also, we had 8 loans outstanding with an aggregate outstanding principal balance of approximately $166.8 million as of March 1st. Our properties are diversified when aggregated by purchase price as follows: 31 percent in ski and mountain lifestyle, 26 percent in golf, 23 percent in attractions and 20 percent in additional lifestyle properties. Our real estate investment portfolio is diversified geographically with properties in 32 states and Canada as well as by 23 operators which we consider to be significant industry leaders. One hundred and four of our properties are leased on a long-term triple net basis (generally between five to 20 years, plus multiple renewal options).

Tell me about some of the significant events that have happened after the first quarter?

On April 29, 2009, the Company entered into an agreement with Great Wolf to acquire its 30.3% interest in the Wolf Partnership for $6.0 million which will result in the Company’s ownership of 100% of the venture that owns two Great Wolf waterpark resorts. In connection with the Company’s acquisition of its partnership interest, Great Wolf has agreed to terminate the existing management and license agreements for the Great Wolf Lodge-Dells and Great Wolf Lodge-Sandusky properties and to enter into a new management and license agreement for the Dells property only. In connection with the Company’s agreement to acquire Great Wolf’s share of the Wolf Partnership, the Company has also entered into a non-binding letter of intent to re-brand and lease the Sandusky property to an unrelated third-party tenant. Upon completion of the acquisition, the operations of the Sandusky and Dells properties will be consolidated into the Company’s financial statements. These transactions are expected to close during 2009 and are subject to lender approval.

On April 30, 2009, one of the Company’s borrowers paid off its loan of approximately $10.1 million, including interest.

On May 6, 2009, the Company acquired Hawaiian Waters Adventure Park in Kapolei on the Hawaiian island of Oahu from Village Roadshow Theme Parks USA, Inc. (“Village Roadshow”) for a purchase price of approximately $15.0 million. The Company agreed to pay additional purchase consideration of up to $14.7 million upon the property achieving certain financial performance goals over the next three years. The park is leased to Village Roadshow under a long-term triple-net lease for a term of 20 years with six five-year renewal options.

On May 13, 2009, the Company entered into an agreement to redevelop its Orlando Grand Plaza Hotel & Suite property located in Florida for approximately $28.2 million. In addition, the Company executed an agreement to lease the property to a third-party tenant once the hotel reopens, which is expected to occur in April 2010.

How have the industries you have invested in faired in this economy?

According to the National Ski Areas Association (NSAA), U.S. ski areas reported that skiers and snowboarders continued to visit the slopes in strong numbers despite current economic conditions. Skier visits for the 2008/2009 season are trending towards 57.1 million visits, which would result in a modest decrease of less than five percent from prior year’s record, but still consistent with the trailing four year average. These statistics are consistent with the results and trends we experienced at most of our ski and mountain lifestyle properties and tenants: while we expect to have a few resorts achieve record levels of visitation this season, our resorts, on average, are anticipated to be approximately five percent behind last year’s numbers, with actual revenue per visit also being compressed.

The regional and local gated park attractions have historically been more resistant to recession. According to a 2008 publication by PricewaterhouseCoopers, Global Entertainment and Media Outlook 2008—2012, “Theme Parks and Amusement Parks”, spending on parks and attractions in the U.S. is expected to increase from $12.5 billion in 2008 to $14.5 billion in 2012. Attendance in the U.S. is expected to increase from 347 million visits in 2008 to 373 million in 2012. PARC Management, our largest operator of attractions, experienced a 13 percent growth in attendance in 2008 and in early 2009 released the following statement: “Pre-season annual pass sales can be a good indicator of demand for our drive-to, value-based entertainment. We experienced double digit percentage increases over 2008 in annual pass sales across our portfolio of themeparks and waterparks. We believe this momentum demonstrates the shift that consumers are making to stay closer to home for entertainment.”

According to the National Golf Foundation (NGF), participation is stable at approximately 29.5 million golfers, 500 million rounds, and 16,000 facilities. As of December 2008, the annual year-to-date number of rounds played was only down 1.8 percent against the same period in 2007. Through March of 2009 rounds of golf have increased by 3.4 percent which is a 2.4% increase for the year. However, the NGF estimates that half of the core golfers are being impacted by the slowing economy and are cutting back on spending for playing fees, food and beverage and merchandise. The hardest hit group in this industry is the private courses, which have been affected by the decline in the general economy and housing market causing a drop in new membership sales.

We closely monitor the performance of all tenants, their financial strength, their ability to pay rent under the leases for our properties, and any potential indicators of impairment in the value of our assets. In addition, whenever the situation warrants, we evaluate our properties for impairment in accordance with generally accepted accounting principles. Based on our analyses, we have not identified any impairments in the carrying value of our real estate assets. We continue to believe that our properties have long-term value and we continue to manage our portfolio through these market conditions with a long-term view.

Key Takeaways

CNL Lifestyle Properties’ seasoned management team believes that it has positioned the company to work through this market in the following ways:

1)	Weighted average base rental rate of 9.0 percent for assets targeted based upon the long term demographic trends.

2)	We have followed our conservative management approach which consists of:

a.	MFFO payout ratio at 92 percent;

b.	Low leverage of 25.2 percent with no significant near-term maturities; and

c.	Triple net leases at 104 of our 116 properties (approximately 89.6 percent) along with cross defaults and security deposits

Q & A:

Q:	Status of redemption program

A:	We redeemed approximately $21 million in the first quarter of 2009 and will continue to evaluate redemptions pursuant to the terms of the redemption plan.

Q:	FAS141R

A:	Effective January 1, 2009, we adopted FAS 141R and immediately began expensing all acquisition fees and costs as incurred. Prior to the adoption of FAS 141R, acquisition fees and costs were capitalized and allocated to the cost basis of the assets we acquired. We expect to incur significant acquisition fees and costs while our stock offerings are ongoing and we are in the highly acquisitive stage of our business life cycle.

Q:	FFO

A:	Total FFO decreased from approximately $38.2 million to $30.5 million for the three months ended March 31, 2009 and 2008, respectively. FFO per share decreased from approximately $0.19 to $0.13 for the three months ended March 31, 2009 and 2008, respectively. For the three months ended March 31, 2009, the FFO payout ratio was approximately 114 percent. The decrease in FFO and FFO per share and increase in FFO payout ratio are attributable principally to the reduction in net income as a result of the adoption of FAS 141R as mentioned above coupled with an increase in losses from the Wolf Partnership and the Intrawest Venture, a reduction in rental income from EAGLE Golf and a reduction in rates paid by depository institutions on short-term deposits on a higher amount of un-invested cash.

Q:	Status of Rule 0909

A:	CNL Lifestyle Properties, Inc. is aware of FINRA’s Regulatory Notice 0909. The Company intends to provide per share estimated value information in accordance with the Notice and NASD Rule 2340(c) within 18 months after the close of its last public offering of shares.